Exhibit 99.1

PRESS RELEASE

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. ANNOUNCES E.U. PATENT

AWARDED FOR ISOLATION OF STEM CELLS FROM LIVE MEDIA

First Patent Awarded for This Unique Technology

Company’s Second Patent Award This Month

TAMPA, Fla. – October 20, 2009 – Stem Cell Therapy International, Inc. (OTCBB: SCII) announced that Histostem Ltd. of South Korea (“Histostem”), has been awarded European Patent Number 04793573.9-2406, entitled “Method of Isolating and Culturing Mesenchymal Stem Cell Derived from Umbilical Cord Blood.” This newly-patented method is used to isolate stem cells directly from a freshly donated cord blood sample greatly enhancing the immediacy and point-of-care possibilities for patients seeking treatment with stem cells derived from a non-controversial source. This is the first patent awarded for this unique method in the world, and complements Histostem’s recently awarded U.S. Patent for isolating stem cells from cryopreserved (frozen) cord blood.

Dr. Hoon Han, President and Founder of Histostem Ltd. and the holder of the patent, commented, “This method will further increase the volume of our repository, already the world’s largest with over 85,000 units of cord blood. Our ability to increase the available units in our repository favorably positions our Company to immediately supply the worldwide demand for viable stem cells to be used in the treatment of disease, and for research in other countries.”

David Stark, Stem Cell Therapy’s President and CEO, stated, “The newly merged company will be known as Amstem International and will acquire Histostem’s growing portfolio of patents. This broad spectrum of patented methods and treatments will provide a unique advantage in our development of a three pronged platform within the regenerative market which includes the world’s largest fully accredited public cord bank, a lab dedicated to clinical development of stem cell therapies for unmet medical needs, and compelling stem cell based consumer products that are being prepared for international distribution.”

The patent, the notice of which will be published in the next European Patent Bulletin, is valid for 20 years, in all 27 EU countries. As reported in Research Impact Technologies in May 2008, the stem cell market of Europe is poised for a boom, with annual growth anticipated at over 26%, and we will be in a unique position to capitalize on this market, as our stem cells have been used in Korea to treat over 300 patients with intractable diseases. Dr. Han has full approval from the Korean FDA to treat patients in his country, using his patented stem cell methods.

Mr. Stark continued “With the addition of this patent Histostem’s clinical trials will be upgraded immediately, leveraged by the experience of myself and my colleagues, who have a combined 30 years experience in international regulatory affairs. New and improved trials will be run in South Korea by AmStem under strict guidance of the KFDA, and in adherence to ICH guidelines, as part of a 2-year plan to validate earlier, successful outcomes in Histostem trials.”

“This new patent further validates the effectiveness of our proprietary technology and will enable AmStem to make its vast stockpile of cord blood units (CBUs) and therapeutic stem cells derived from the bank available to researchers and patients in need around the world.” Mr. Stark concluded.

Andrew Norstrud, CFO of SCII, adds, “We believe that we are well positioned in the market to quickly increase our combined world-wide revenue with the new, improved stem cell based cosmetic products and the supply of stem cells for research. Longer term, we are very focused on making significant progress on our research and development objectives for future stem cell applications.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International, Inc.

AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amstemint.com.

About Histostem Corporation, Ltd:

Founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of six patents that have been granted and 5 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc. may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com

Investor relations

IR@amsteminc.com

General Information

Info@amsteminc.com